Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal Year-End and Fourth

Quarter 2023 Financial Results

NEW YORK, May 2, 2023 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2023 fiscal year and fourth quarter, with Net Investment Income (“NII”) per share up 69% over both last year and last year’s fourth quarter, and adjusted NII per share notably up 27% and 85%, respectively, over those same periods. This increase in earnings reflects the improving margins, primarily from rising rates on Saratoga Investment’s floating rate assets, which comprise approximately 89% of the Company’s assets under management, and the largely fixed interest rates paid on financing liabilities.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the year ended and as of February 28, 2023	For the year ended and as of February 28, 2022	For the year ended and as of February 28, 2021
	($ thousands except per share)
AUM	972,590	817,567	554,313
NAV	346,958	355,781	304,186
NAV per share	29.18	29.33	27.25
Investment Income	99,104	70,741	57,650
Net Investment Income per share	2.94	1.74	2.07
Adjusted Net Investment Income per share	2.85	2.24	2.02
Earnings per share	2.06	3.99	1.32
Dividends per share (record date)	2.28	1.92	1.23
Return on Equity – last twelve months	7.2%	13.9%	5.0%
Originations	365,250	458,075	202,261
Repayments	202,390	226,931	130,259

	For the three months ended and as of February 28, 2023	For the three months ended and as of November 30, 2022	For the three months ended and as of February 28, 2022
	($ in thousands except per share)
AUM	972,590	982,034	817,567
NAV	346,958	335,764	355,781
NAV per share	29.18	28.25	29.33
Investment Income	32,315	26,257	18,981
Net Investment Income per share	0.81	0.83	0.48
Adjusted Net Investment Income per share	0.98	0.77	0.53
Earnings per share	1.62	0.51	0.70
Dividends per share (declared)	0.69	0.68	0.53
Return on Equity – last twelve months	7.2%	4.0%	13.9%
– annualized quarter	22.5%	7.1%	9.6%
Originations	40,036	87,574	164,320
Repayments	60,175	56,917	10,694

“Higher and rising interest rates and a general contraction of available credit are producing higher margins on our portfolio and importantly an abundant flow of attractive investment opportunities from high quality sponsors at increasingly improving pricing, terms and absolute rates. Saratoga continues to be well positioned for this environment with 82%+ first lien floating rate assets with a combined portfolio yield of 12.1%, up from 9.5% in Q1, and funded by largely fixed rate, interest only, essentially covenant free and non-amortizing liabilities, with maturities well into the future at two through ten years out,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment.

“The positive effects are manifested in our many record key performance indicators this past year and since year-end, including: (i) sequential quarterly adjusted NII per share increases of 33% in Q3 (58c to 77c per share), and 27% in Q4 (77c to 98c per share), (ii) current assets under management growing to more than $1.05 billion with net originations of approximately $109 million since year-end, (iii) dividend increases to 69c per share, up 30% from 53c per share in Q4 last year and over earned by 42% as compared to this quarter’s 98c per share adjusted NII, (iv) $301.4 million in long-term, fixed rate, callable in most cases, capital recently raised in volatile markets to support record growth, while maintaining our BBB+ investment grade rating, and (v) receipt of our third SBIC license, providing $175 million of available debt capacity to further support our small business portfolio consistent with the SBA’s mission.”

“Saratoga’s annualized fourth quarter dividend of 69c per share and adjusted net investment income of 98c per share imply an 11.3% dividend yield and 16.1% earnings yield based on its recent stock price of $24.38 per share on May 1, 2023. This overearning of the dividend by 29c this quarter, or $1.16 annualized per share, increases NAV and also provides a cushion against adverse events.”

“Most importantly, at the foundation of our performance is the high quality nature and resilience of our portfolio, marked down just 1% since last year, reflecting the strength of our underwriting in our solid, growing portfolio companies and sponsors in well selected industry segments.”

“We continue to remain prudent and discerning in terms of new commitments in the current environment. While our pipeline remains robust with many actionable opportunities, we made just one new platform investment this fiscal quarter, with our fifteen follow-on investments made in existing portfolio companies we know well with strong business models and balance sheets. Originations this quarter totaled $40.0 million invested, with $60.2 million of repayments and amortization. For the year, originations of $365.3 million far outpaced the $202.4 million in repayments continuing our recent experience of strong net originations. Our credit quality for this quarter remained high at 96% of credits rated in our highest category, with one credit on non-accrual. With 82% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured for future economic conditions and uncertainty.”

“As we navigate through this challenging environment, we remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Year and Quarter ended February 28, 2023:

As of February 28, 2023, Saratoga Investment’s assets under management (“AUM”) was $972.6 million, an increase of 19.0% from $817.6 million as of February 28, 2022, and a slight decrease of 1.0% from $982.0 million as of November 30, 2022. The annual increase consists of $365.3 million in originations, offset by $202.4 million of repayments and amortizations, reflecting both continued strong pace of originations as well as the high and ongoing lumpy nature of repayments. This past quarter, $40.0 million in originations was offset by repayments and amortizations of $60.2 million. In addition, during the fourth quarter the fair value of the portfolio increased by $10.6 million of net realized and unrealized gains, representing an increase of 1.1% to the overall portfolio, driven by the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the year-end valuations. Saratoga Investment’s portfolio remains strong, with 81.9% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 95.9% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has a fair value that is 1.0% in excess of its cost basis. This fiscal quarter’s originations include one investment in a new platform, and fifteen follow-ons in existing portfolio companies, including drawdowns on committed facilities. Since Saratoga Investment took over the management of the BDC, $907.7 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 15.7%.

For the year ended February 28, 2023, total investment income of $99.1 million increased by $28.4 million, or 40.1%, when compared to $70.7 million for the year ended February 28, 2022. For the three months ended February 28, 2023, total investment income of $32.3 million increased by $13.3 million, or 70.3%, from $19.0 million as compared to the three months ended February 28, 2022. As compared to the quarter ended November 30, 2022, total investment income grew by 23.1% from $26.3 million. This year’s investment income was generated from an investment base that has grown by 19.0% since last year, despite the 1.0% decrease since last quarter. This asset growth was enhanced during the quarter and year by (i) the impact of higher interest rates, both base rates and spreads, with the weighted average current coupon on non-CLO BDC investments increasing from 9.5% to 12.1% year-over-year, and from 11.7% last quarter, as well as (ii) increased other income generated from higher originations and fees, including $3.0 million of dividend and redemption fee income generated from the Artemis Wax sale this quarter.

As compared to the year and quarter ended February 28, 2022, adjusted net investment income for the year increased $8.4 million, or 32.6%, from $25.7 million to $34.1 million, and for the quarter increased $5.2 million, or 82.4%, from $6.4 million to $11.6 million. The increases in investment income was offset by (i) increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year and quarter and (ii) increased base and incentive management fees from higher AUM and earnings. As compared to the three months ended November 30, 2022, adjusted net investment income for the quarter increased $2.5 million, or 27.0%, from $9.1 million last quarter, primarily due to the changes in investment income noted above.

Total expenses for fiscal year 2023, excluding interest and debt financing expenses, base management fees and incentive fees and income and excise taxes, increased from $6.6 million to $8.0 million as compared to fiscal year 2022. This represented 0.8% of average total assets on an annualized basis, down from 0.9% last year. For the quarters ended February 28, 2023, February 28, 2022 and November 30, 2022, these expenses were $2.3 million, $1.8 million and $2.1 million, respectively.

Net investment income on a weighted average per share basis was $2.94 and $0.81 for the year and quarter ended February 28, 2023. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $2.85 and $0.98, respectively. This compares to adjusted net investment income per share of $2.24 and $0.53 for the year and quarter ended February 28, 2022, respectively, and $0.77 for the quarter ended November 30, 2022. The weighted average common shares outstanding increased from 11.5 million to 12.0 million for the years ended February 28, 2022 and February 28, 2023, respectively, but decreased from 12.0 million to 11.9 million for the quarters ended February 28, 2022 and February 28, 2023, respectively, and remained the same as compared to 11.9 million for the quarter ended November 30, 2022.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 10.2% and 11.5% for the year and quarter ended February 28, 2023, respectively. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 9.9% and 13.6%, respectively. In comparison, adjusted Net Investment Income Yield was 7.8% and 7.3% for the year and quarter ended February 28, 2022, respectively, and 10.8% for the quarter ended November 30, 2022.

Net Asset Value (“NAV”) was $347.0 million as of February 28, 2023, a decrease of $8.8 million from $355.8 million as of February 28, 2022, and an increase of $11.2 million from $335.8 million as of November 30, 2022.

●	For the three months ended February 28, 2023, $9.6 million of net investment income, $0.1 million in net realized gains from investments, and $10.5 million of net unrealized appreciation on investments were earned, offset by $0.7 million provision for deferred taxes on unrealized appreciation on investments held in our blocker subsidiaries, $0.4 million realized losses on extinguishment of debt and $8.1 million of dividends declared. In addition, $1.3 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), offset by $1.2 million of shares repurchased.

●	During the quarter ended February 28, 2023, the Company repurchased 48,594 shares at an average price of $25.19.

NAV per share was $29.18 as of February 28, 2023, compared to $29.33 as of February 28, 2022, and $28.25 as of November 30, 2022.

●	For the three months ended February 28, 2023, NAV per share increased by $0.93 per share, reflecting the $0.81 per share net investment income and $0.90 per share net realized gains and unrealized appreciation on investments, offset by the $0.06 per share net change in deferred taxes on the appreciation of investments held in our blocker subsidiaries, $0.03 per share realized loss on the extinguishment of our SBA debentures, the $0.68 per share third quarter dividend paid out this quarter and $0.01 per share net dilution from the DRIP and share repurchases.

Return on equity (“ROE”) for the last twelve months ended February 28, 2023 was 7.2%, down from 13.9% for the comparable period last year.

Earnings per share for the year and quarter ended February 28, 2023, was $2.06 and $1.62, respectively, compared to $3.99 and $0.70 for the same periods ended February 28, 2022, and $0.51 for the quarter ended November 30, 2022.

Investment portfolio activity for the year ended February 28, 2023:

●	Cost of investments made during the period: $365.3 million, including investments in ten new portfolio companies and fifty-four follow-ons.

●	Principal repayments during the period: $202.4 million, including fourteen repayments of existing investments, plus amortization.

Investment portfolio activity for the quarter ended February 28, 2023:

●	Cost of investments made during the period: $40.0 million, including one investment in a new portfolio company and fifteen follow-ons.

●	Principal repayments during the period: $60.2 million, including four repayments of existing investments, plus amortization.

Additional Financial Information

For the fiscal quarter ended February 28, 2023, Saratoga Investment reported NII of $9.6 million, or $0.81 on a weighted average per share basis, net realized and unrealized gains on investments of $9.9 million, or $0.84 on a weighted average per share basis, and realized loss on extinguishment of borrowings of $0.4 million, or $0.03 on a weighted average per share basis, resulting in a net increase in net assets from operations of $19.2 million, or $1.62 on a weighted average per share basis. The $9.9 million net gain on investments was comprised of $0.1 million in net realized gain on investments and $10.5 million in net unrealized appreciation on investments, offset by $0.7 million of deferred tax expense on unrealized appreciation on investments held in our blocker entities.

The $0.1 million net realized gain on investments comprises an escrow payment. The $10.5 million net unrealized appreciation primarily reflects (i) the $7.4 million unrealized appreciation on the Company’s CLO and JV equity investments, reflecting the volatility in the broadly syndicated loan market as of quarter-end, (ii) the $0.9 million unrealized appreciation on each of the Company’s Procurement Partners and Vector Controls investments, and the $0.6 million and $0.5 million unrealized appreciation on the Company’s Altvia Midco and Axero Holdings investments, respectively, all primarily reflecting company performance, and (iii) approximately $0.2 million net unrealized appreciation across the remainder of the portfolio.

This is compared to the fiscal quarter ended February 28, 2022, with NII of $5.8 million, or $0.48 on a weighted average per share basis, net realized and unrealized gains on investments of $2.7 million, or $0.23 on a weighted average per share basis, and realized loss on extinguishments of borrowings of $0.1 million, or $0.01 on a weighted average per share basis, resulting in a net increase in net assets from operations of $8.4 million, or $0.70 on a weighted average per share basis.

For the fiscal year ended February 28, 2023, Saratoga Investment reported net investment income of $35.2 million, or $2.94 on a weighted average per share basis, a net realized and unrealized loss on investments of $8.9 million, or $0.75 on a weighted average per share basis, and a realized loss on extinguishment of borrowings of $1.6 million, or $0.13 on a weighted average per share basis, resulting in a net increase in net assets from operations of $24.7 million, or $2.06 on a weighted average per share basis. This compared to the fiscal year ended February 28, 2022, with net investment income of $19.9 million, or $1.74 on a weighted average per share basis, a net realized and unrealized gain on investments of $28.2 million, or $2.46 on a weighted average per share basis, and a realized loss on extinguishment of borrowings of $2.4 million, or $0.21 on a weighted average share basis, resulting in a net increase in net assets from operations of $45.7 million, or $3.99 on a weighted average per share basis.

Portfolio and Investment Activity

As of February 28, 2023, the fair value of Saratoga Investment’s portfolio was $972.6 million (excluding $96.1 million in cash and cash equivalents), principally invested in 49 portfolio companies and one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”). The overall portfolio composition consisted of 82.1% of first lien term loans, 1.5% of second lien term loans, 2.1% of unsecured term loans, 4.3% of subordinated notes in CLOs and 10.0% of common equity.

For the fiscal year ended February 28, 2023, Saratoga Investment invested $365.3 million in ten new portfolio companies with 54 follow-on investments in existing portfolio companies and had $202.4 million in aggregate amount of fourteen exits and repayments, including realized gains, resulting in net originations of $162.9 million for the year. For the fiscal quarter ended February 28, 2023, Saratoga Investment invested $40.0 million in one new portfolio company with fifteen follow-ons in existing portfolio companies and had $60.2 million in aggregate amount of four exits and repayments, including realized gains, resulting in net exits and repayments of $20.2 million for the quarter.

As of February 28, 2023, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 10.7%, which was comprised of a weighted average current yield of 12.3% on first lien term loans, 5.3% on second lien term loans, 9.8% on unsecured term loans, 7.4% on CLO subordinated notes and 0.0% on equity interests.

Portfolio Update:

Subsequent to quarter-end, Saratoga Investment has executed approximately $118.5 million of new originations in five new portfolio companies and seventeen follow-ons, including delayed draws, and had $9.8 million in one repayments, for a net increase in investments of $108.7 million.

Liquidity and Capital Resources

On December 13, 2022, the Company issued $52.5 million aggregate principal amount of our 8.125% fixed-rate notes due 2027 (the “8.125% 2027 Notes”) for net proceeds of $50.9 million after deducting underwriting commissions of approximately $1.6 million. Offering costs incurred were approximately $0.1 million. On December 21, 2022, the underwriters fully exercised their option to purchase an additional $7.875 million in aggregate principal amount of the 8.125% 2027 Notes. Net proceeds to the Company were $7.6 million after deducting underwriting commissions of approximately $0.2 million. Interest on the 8.125% 2027 Notes is paid quarterly in arrears on February 28, May 31, August 31 and November 30, at a rate of 8.125% per year, beginning February 28, 2023. The 8.125% 2027 Notes mature on December 31, 2027 and commencing December 13, 2024, may be redeemed in whole or in part at any time or from time to time at our option. The net proceeds from this offering were used to make investments in middle-market companies (including investments made through our SBIC subsidiaries) in accordance with our investment objective and strategies and for general corporate purposes. The 8.125% 2027 Notes are listed on the NYSE under the trading symbol “SAY” with a par value of $25.00 per note.

On January 27, 2023, we entered into the First Amendment to the Credit Agreement with Encina Capital (the “Encina Credit Facility”) to, among other things:

●	increase the borrowings available under the Encina Credit Facility from up to $50.0 million to up to $65.0 million;

●	change the underlying benchmark used to compute interest under the Credit Agreement from LIBOR to Term SOFR for a one-month tenor plus a 0.10% credit spread adjustment;

●	increase the applicable effective margin rate on borrowings from 4.00% to 4.25%;

●	extend the revolving period from October 4, 2024 to January 27, 2026;

●	extend the period during which the Borrower may request one or more increases in the borrowings available under the Encina Credit Facility (each such increase, a “Facility Increase”) from October 4, 2023 to January 27, 2025, and increased the maximum borrowings available pursuant to such Facility Increase from $75.0 million to $150.0 million;

●	revise the eligibility criteria for eligible collateral loans to exclude certain industries in which an obligor or related guarantor may be involved; and

●	amend the provisions permitting the Borrower to request an extension in the Commitment Termination Date (as defined in the Credit Agreement) to allow requests to extend any applicable Commitment Termination Date, rather than a one-time request to extend the original Commitment Termination Date, subject to a notice requirement.

As of February 28, 2023, Saratoga Investment had $32.5 million in outstanding borrowings under its recently increased $65 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $27.0 million SBA debentures in its SBIC I license outstanding, $175.0 million SBA debentures in its SBIC II license outstanding, $0.0 million SBA debentures in its SBIC III license outstanding, $211.9 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, four unlisted issuances of $32.0 million in total, and an aggregate of $96.1 million in cash and cash equivalents.

On March 31, 2023 and May 31, 2023, we issued $10.0 million and $10.0 million, respectively, in aggregate principal amount of our 8.75% 2024 Notes (the ’8.75% 2024 Notes”) for net proceeds in each issuance of approximately $9.6 million after deducting customary fees of 3.50% and offering expenses of approximately $0.1 million. Interest on the 8.75% 2024 Notes will be paid quarterly in arrears on February 28, May 31, August 31 and November 30, beginning on May 31, 2023, at a rate of 8.75% per year. The 8.75% 2024 Notes will mature on March 31, 2024, unless extended to March 31, 2025 at the sole discretion of the Company. The net proceeds from the offering were used make investments in middle-market companies in accordance with our investment objective and strategies (including investments made through SBIC III LP) and for general corporate purposes.

On April 14, 2023, we issued $50.0 million in aggregate principal amount of 8.50% fixed-rate notes due 2028 (the “8.50% 2028 Notes”) for net proceeds of $48.2 million, based on a public offering price of 100% of par, after deducting underwriting discounts and commissions of approximately $1.6 million and estimated offering expenses of approximately $0.2 million. On April 25, 2023, the underwriters exercised their option in full to purchase an additional $7.5 million aggregate principal amount of 8.50% 2028 Notes within 30 days. Net proceeds were $7.3 million after deducting underwriting commission of approximately $0.2 million. Interest on the 8.50% 2028 Notes will be paid quarterly in arrears on February 28, May 31, August 31 and November 30, at a rate of 8.50% per year, beginning May 31, 2023. The 8.50% 2028 Notes mature on April 15, 2028 and commencing April 14, 2025, may be redeemed in whole or in part at any time or from time to time at our option. We intend to use the net proceeds of the offering to repay a portion of outstanding indebtedness under the Encina Credit Facility, make investments in middle-market companies in accordance with our investment objective and strategies (including investments made through SBIC III LP) and for general corporate purposes. The 8.50% 2028 Notes are listed on the NYSE under the trading symbol “SAZ” with a par value of $25.00 per share.

With $32.5 million available under the credit facility and $96.1 million of cash and cash equivalents as of February 28, 2023, Saratoga Investment has a total of $128.6 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $148.0 million in undrawn SBA debentures from its recently approved SBIC III license. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II or III funding. Overall outstanding SBIC debentures is limited to $350.0 million across all three SBIC licenses. As of quarter-end, Saratoga Investment had $49.0 million of committed undrawn lending commitments and $59.8 million of discretionary funding commitments.

On July 30, 2021, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $150.0 million of common stock through an ATM offering. As of February 28, 2023, the Company sold 4,840,361 shares for gross proceeds of $123.9 million at an average price of $25.61 for aggregate net proceeds of $122.4 million (net of transaction costs). During the three and twelve months ended February 28, 2023, there were no shares sold pursuant to the equity distribution agreement.

Dividend

On February 15, 2023, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.69 per share for the fiscal quarter ended February 28, 2023, paid on March 30, 2023, to all stockholders of record at the close of business on March 16, 2023.

The Company previously declared in fiscal 2023 a quarterly dividend of $0.68 per share for the quarter ended November 30, 2022, $0.54 per share for the quarter ended August, 31, 2022 and $0.53 per share for the quarter ended May 31, 2022. During fiscal 2022, the Company declared a quarterly dividend of $0.53 per share for the quarters ended February 28, 2022 and November 30, 2021, $0.52 per share for the quarter ended August 31, 2021, $0.44 per share for the quarter ended May 31, 2021 and $0.43 per share for the quarter ended February 28, 2021. During fiscal year 2021, the Company declared a quarterly dividend of $0.42 per share for the quarter ended November 30, 2020, $0.41 per share for the quarter ended August 31, 2020 and $0.40 per share for the quarter ended May 31, 2020.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018 through 2022, this share repurchase plan was extended for another year at the same level of approval. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock, and on January 9, 2023, the Board of Directors increased the share repurchase plan to 1.7 million shares of common stock, extending the plan through January 15, 2024.

During the three months ended February 28, 2023 the Company purchased 48,594 shares of common stock, at the average price $25.19 for approximately $1.2 million pursuant to the Share Repurchase Plan. During the year ended February 28, 2023 the Company purchased 438,192 shares of common stock, at the average price $24.70 for approximately $10.8 million pursuant to the Share Repurchase Plan.

2023 Fiscal Year and Fourth Quarter Conference Call/Webcast Information

When:	Wednesday, May 3, 2023
12:00 p.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q4 2023 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, Saratoga events and presentations. A replay of the webcast will also be available for a limited time at Saratoga events and presentations.

Call:	To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns three SBIC-licensed subsidiaries, manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2023 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	February 28, 2023	February 28, 2022
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $819,966,208 and $654,965,044, respectively)	$828,028,800	$668,358,516
Affiliate investments (amortized cost of $25,722,320 and $46,224,927, respectively)	28,305,871	48,234,124
Control investments (amortized cost of $120,800,829 and $95,058,356, respectively)	116,255,582	100,974,715
Total investments at fair value (amortized cost of $966,489,357 and $796,248,327, respectively)	972,590,253	817,567,355
Cash and cash equivalents	65,746,494	47,257,801
Cash and cash equivalents, reserve accounts	30,329,779	5,612,541
Interest receivable (net of reserve of $2,217,300 and $0, respectively)	8,159,951	5,093,561
Due from affiliate	-	90,968
Management fee receivable	363,809	362,549
Other assets	531,337	254,980
Current tax receivable	436,551	-
Total assets	$1,078,158,174	$876,239,755

LIABILITIES
Revolving credit facility	$32,500,000	$12,500,000
Deferred debt financing costs, revolving credit facility	(1,344,005)	(1,191,115)
SBA debentures payable	202,000,000	185,000,000
Deferred debt financing costs, SBA debentures payable	(4,923,488)	(4,344,983)
7.00% Notes Payable 2025	12,000,000	-
Discount on 7.00% notes payable 2025	(304,946)	-
Deferred debt financing costs, 7.00% notes payable 2025	(40,118)	-
7.25% Notes Payable 2025	-	43,125,000
Deferred debt financing costs, 7.25% notes payable 2025	-	(1,078,201)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(129,528)	(184,375)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	830,824	1,086,013
Deferred debt financing costs, 4.375% notes payable 2026	(2,552,924)	(3,395,435)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(408,932)	(499,263)
Deferred debt financing costs, 4.35% notes payable 2027	(1,378,515)	(1,722,908)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(344,949)	(416,253)
6.00% Notes Payable 2027	105,500,000	-
Discount on 6.00% notes payable 2027	(159,334)	-
Deferred debt financing costs, 6.00% notes payable 2027	(2,926,637)	-
8.00% Notes Payable 2027	46,000,000	-
Deferred debt financing costs, 8.00% notes payable 2027	(1,622,376)	-
8.125% Notes Payable 2027	60,375,000	-
Deferred debt financing costs, 8.125% notes payable 2027	(1,944,536)	-
Base management and incentive fees payable	12,114,878	12,947,025
Deferred tax liability	2,816,572	1,249,015
Accounts payable and accrued expenses	1,464,343	799,058
Current income tax payable	-	2,820,036
Interest and debt fees payable	3,652,936	2,801,621
Directors fees payable	14,932	70,000
Due to manager	10,935	263,814
Excise tax payable	-	630,183
Total liabilities	731,200,132	520,459,232

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,890,500 and 12,131,350 common shares issued and outstanding, respectively	11,891	12,131
Capital in excess of par value	321,893,806	328,062,246
Total distributable earnings	25,052,345	27,706,146
Total net assets	346,958,042	355,780,523
Total liabilities and net assets	$1,078,158,174	$876,239,755
NET ASSET VALUE PER SHARE	$29.18	$29.33

Asset Coverage Ratio	165.9%	209.3%

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the three months ended
	February 28, 2023	February 28, 2022
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$23,079,577	$12,681,863
Affiliate investments	486,078	975,504
Control investments	1,871,444	1,729,509
Payment-in-kind interest income:
Non-control/Non-affiliate investments	101,353	147,876
Affiliate investments	195,684	-
Control investments	126,728	28,788
Total interest from investments	25,860,864	15,563,540
Interest from cash and cash equivalents	1,133,079	1,023
Management fee income	818,578	813,998
Dividend Income	1,770,514	330,672
Structuring and advisory fee income	771,750	1,385,022
Other income	1,960,333	886,456
Total investment income	32,315,118	18,980,711

OPERATING EXPENSES
Interest and debt financing expenses	10,255,051	5,512,697
Base management fees	4,258,971	3,217,048
Incentive management fees expense	4,840,202	2,095,881
Professional fees	468,238	514,758
Administrator expenses	818,750	750,000
Insurance	80,760	90,636
Directors fees and expenses	60,000	70,000
General and administrative	836,609	360,329
Income tax expense (benefit)	(20,469)	(57,731)
Excise tax expense	1,067,532	630,183
Total operating expenses	22,665,644	13,183,801
NET INVESTMENT INCOME	9,649,474	5,796,910

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	80,683	69,664
Affiliate investments	-	-
Control investments	-	-
Net realized gain from investments	80,683	69,664
Income tax benefit from realized gain on investments	-	9,612
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	7,099,245	3,182,153
Affiliate investments	(3,287,169)	1,641,850
Control investments	6,737,905	(1,950,511)
Net change in unrealized appreciation (depreciation) on investments	10,549,981	2,873,492
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(697,380)	(226,702)
Net realized and unrealized gain on investments	9,933,284	2,726,066
Realized losses on extinguishment of debt	(382,274)	(118,147)
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$19,200,484	$8,404,829

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$1.62	$0.70

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,882,686	12,039,885

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the year ended
	February 28, 2023	February 28, 2022	February 28, 2021
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$72,677,237	$46,369,544	$41,621,899
Affiliate investments	4,773,527	3,308,471	1,656,263
Control investments	6,602,594	7,345,691	5,848,980
Payment-in-kind interest income:
Non-control/Non-affiliate investments	359,910	1,150,695	2,251,499
Affiliate investments	416,711	-	172,626
Control investments	386,889	327,171	162,658
Total interest from investments	85,216,868	58,501,572	51,713,925
Interest from cash and cash equivalents	1,368,489	3,584	14,609
Management fee income	3,269,820	3,262,591	2,507,626
Dividend Income	2,720,272	1,925,791	158,045
Structuring and advisory fee income	3,585,061	4,307,647	2,157,405
Other income	2,943,610	2,739,372	1,098,646
Total investment income	99,104,120	70,740,557	57,650,256

OPERATING EXPENSES
Interest and debt financing expenses	33,498,489	19,880,693	13,587,201
Base management fees	16,423,960	11,901,729	9,098,495
Incentive management fees expense	5,057,117	11,794,208	4,903,499
Professional fees	1,812,259	1,378,134	1,705,942
Administrator expenses	3,160,417	2,906,250	2,545,833
Insurance	347,483	348,671	285,529
Directors fees and expenses	360,000	335,596	290,000
General and administrative	2,328,672	1,661,932	1,428,293
Income tax expense (benefit)	(152,956)	(39,649)	667
Excise tax expense	1,067,532	630,183	691,672
Total operating expenses	63,902,973	50,797,747	34,537,131
NET INVESTMENT INCOME	35,201,147	19,942,810	23,113,125

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	7,446,596	6,209,737	22,207
Affiliate investments	-	7,328,457	(8,726,013)
Control investments	-	(139,867)	-
Net realized gain (loss) from investments	7,446,596	13,398,327	(8,703,806)
Income tax (provision) benefit from realized gain on investments	548,568	(2,886,444)	(3,895,354)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(5,330,880)	14,775,190	(3,817,921)
Affiliate investments	574,354	(26,836)	7,549,096
Control investments	(10,461,606)	2,271,639	1,235,147
Net change in unrealized appreciation (depreciation) on investments	(15,218,132)	17,019,993	4,966,322
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(1,715,333)	694,908	(574,634)
Net realized and unrealized gain (loss) on investments	(8,938,301)	28,226,784	(8,207,472)
Realized losses on extinguishment of debt	(1,587,083)	(2,434,410)	(128,617)
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$24,675,763	$45,735,184	$14,777,036

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$2.06	$3.99	$1.32

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,963,533	11,456,631	11,188,629

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, (i) adjusted net investment income in fiscal 2023 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAK Notes during the period while the 2027 SAT Notes were already issued and outstanding, and (ii) adjusted net investment income in fiscal 2022 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAF Notes during the call notice period while the 2026 Notes were already issued and outstanding. Both these expenses are directly attributable to the issuance of the 2027 SAT Notes and the subsequent repayment of the 2025 SAK Notes, and the issuance of the 2026 Notes and the subsequent repayment of the 2025 SAF Notes, and are deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the years ended February 28, 2023, February 28, 2022 and February 28, 2021, and the quarters ended February 28, 2023 and February 28, 2022.

	For the Years Ended
	February 28, 2023	February 28, 2022	February 28, 2021

Net Investment Income	$35,201,147	$19,942,810	$23,113,125
Changes in accrued capital gains incentive fee expense/ (reversal)	(1,782,095)	5,485,024	(543,735)
Interest expense on 2025 SAF Notes during call period	-	274,439	-
Interest expense on 2025 SAK Notes during the period	655,305	-	-
Adjusted net investment income	34,074,357	25,702,273	22,569,390

Net investment income yield	10.2%	6.1%	7.8%
Changes in accrued capital gains incentive fee expense/ (reversal)	(0.5%)	1.6%	(0.2%)
Interest expense on 2025 SAF Notes during call period	-	0.1%	-
Interest expense on 2025 SAK Notes during the period	0.2%	-	-
Adjusted net investment income yield (1)	9.9%	7.8%	7.6%

Net investment income per share	$2.94	$1.74	$2.07
Changes in accrued capital gains incentive fee expense/ (reversal)	(0.15)	0.48	(0.05)
Interest expense on 2025 SAF Notes during call period	-	0.02	-
Interest expense on 2025 SAK Notes during the period	0.06	-	-
Adjusted net investment income per share (2)	$2.85	$2.24	$2.02

(1)	Adjusted net investment income is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Quarters Ended
	February 28, 2023	February 28, 2022

Net Investment Income	$9,649,474	$5,796,910
Changes in accrued capital gains incentive fee expense/ (reversal)	1,941,604	557,432
Adjusted net investment income	11,591,078	6,354,342

Net investment income yield	11.5%	6.6%
Changes in accrued capital gains incentive fee expense/ (reversal)	2.1%	0.7%
Adjusted net investment income yield (1)	13.6%	7.3%

Net investment income per share	$0.81	$0.48
Changes in accrued capital gains incentive fee expense/ (reversal)	0.17	0.05
Adjusted net investment income per share (2)	$0.98	$0.53

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.